Exhibit 99.1

News Release

Independent Bank Corporation
4200 East Beltline
Grand Rapids, MI 49525
616.527.5820

For Release:	Immediately

Contact:	William B. Kessel, President and CEO, 616.447.3933 Robert N. Shuster, Chief Financial Officer, 616.522.1765

INDEPENDENT BANK CORPORATION
ANNOUNCES THE EXPANSION OF ITS 2019 SHARE REPURCHASE PLAN

GRAND RAPIDS, Mich., June 19, 2019 — Independent Bank Corporation (NASDAQ: IBCP), the holding company of Independent Bank, a Michigan-based community bank, announced that its Board of Directors authorized an expansion of its 2019 share repurchase plan.  Under the terms of the original 2019 share repurchase plan, the Company was authorized to buy back up to 5% of its outstanding common stock.  As previously announced, the Company completed the purchase of 5% of its outstanding common stock in May 2019. Under the terms of the expanded 2019 share repurchase plan, the Company is authorized to repurchase an additional 300,000 shares.  The expanded 2019 share repurchase plan is authorized to last through Dec. 31, 2019.

The Company intends to accomplish additional 2019 share repurchases through open market transactions, though the Company could accomplish repurchases through other means, such as privately negotiated transactions.  The timing and amount of any share repurchases will depend on a variety of factors, including, among others, securities law restrictions, the trading price of the Company’s common stock, other regulatory requirements, potential alternative uses for capital, and the Company’s financial performance. The expanded 2019 share repurchase plan does not obligate the Company to acquire any particular amount of common stock, and it may be modified or suspended at any time at the Company’s discretion. The Company expects to fund any repurchases from cash on hand.

About Independent Bank Corporation

Independent Bank Corporation (NASDAQ: IBCP) is a Michigan-based bank holding company with total assets of approximately $3.4 billion.  Founded as First National Bank of Ionia in 1864, Independent Bank Corporation operates a branch network across Michigan’s Lower Peninsula through one state-chartered bank subsidiary.  This subsidiary (Independent Bank) provides a full range of financial services, including commercial banking, mortgage lending, investments, insurance and title services.  Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves.

For more information, please visit our website at:  IndependentBank.com.

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